Exhibit 4.27

DATED                                        2005

(1) AMARIN CORPORATION PLC
(2) AMARIN INVESTMENT HOLDING, LTD

LOAN NOTE REDEMPTION AGREEMENT

THIS AGREEMENT is made on May 2005

BETWEEN:

(1)	AMARIN CORPORATION PLC (a company registered in England under number 2353920) whose registered office is at 7 Curzon Street, Mayfair, London W1J 5HG ("Amarin"); and

(2)	AMARIN INVESTMENT HOLDING, LTD (an exempted company registered in Bermuda) whose registered office is at Clarendon House, 2 Church Street, Hamilton, Bermuda (the "AIHL").

WHEREAS:

(A)	By a deed dated 25 February 2004 (the "Deed") Amarin constituted £5,000,000 8 per cent Secured Loan Notes 2009 (the "Loan Notes").

(B)	Elan International Services Limited was the original registered holder of $5,000,000 principal Loan Notes (the "EISL Loan Notes").

(C)	By a securities Purchase Agreement dated 30 September 2004 AIHL purchased the EISL Loan Notes.

(D)
By a Loan Redemption Agreement dated 7 October 2004 Amarin and AIHL agreed that Amarin redeem $3,000,000 in principal amount of the Loan Notes with the proceeds of redemption being immediately used to subscribe for 2,717,391 at a price of $1.104 per ordinary shares of 5p each in the capital of Amarin.

(E)	Amarin and AIHL wish to agree that Amarin redeem the remaining $2,000,000 in principal amount of the Loan Notes on the terms of this Agreement.

NOW IT IS AGREED as follows:

1.	AGREEMENT

1.1
Pursuant to Clause 6.1 of the Deed, Amarin shall redeem at par the remaining $2,000,000 principal amount of the Loan Notes (the "Redeemed Loan Notes") immediately following execution of this Agreement. Additionally, Amarin shall pay to AIHL within 3 days of the date of execution of this Agreement, all interest accrued up to the date of this Agreement calculated in the manner set out in the Loan Notes.

1.2
AIHL hereby directs Amarin to apply the proceeds of redemption of the Redeemed Loan Notes forthwith following redemption of the Redeemed Loan Notes in subscription at the subscription price of $1.30 for 1,538,461 ordinary shares of 5 pence each in the capital of Amarin ("Ordinary Shares") provided always that any such redemption shall be subject to the review of and approval by the Amarin Audit Committee.

1.3
For the avoidance of doubt the issuance of Ordinary Shares to AIHL as set out in Clause 1.2 above shall be on the same terms as those offered to investors pursuant to the Company’s imminent fundraising to include, without limitation, all terms relating to the issuance of warrants (if any) and the subsequent registration of the securities issued pursuant to such fundraising with the Securities and Exchange Commission or any equivalent stock exchange and any warrant coverage (if any)offered to any such investors.

2.	FURTHER ASSURANCES

Each party shall do or procure to be done all such further acts and things, and execute or procure the execution of all such other documents, as the other party may from time to time reasonably require for the purpose of giving to the other party the full benefit of all of the provisions of this Agreement.

3.	VARIATION

No modification, variation or amendment of this Agreement shall be effective unless such modification, variation or amendment is in writing and has been executed by or on behalf of both of the parties.

4.	ASSIGNMENT

Neither of the parties shall, without the prior written consent of the other assign, transfer, charge or deal in any other manner with this Agreement or any rights under it in whole or in part.

5.	GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with English law. Each of the parties submits to the non-exclusive jurisdiction of the courts of England.

6.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement but this shall not affect any right or remedy of a third party which exists or is available apart from that Act.

7.	COUNTERPARTS

This Agreement may be signed in any number of counterparts, each of which, when executed shall be an original and all of which together evidence the same agreement.

SIGNED by or on behalf of the parties.

SIGNED by
for and on behalf of
AMARIN CORPORATION PLC                                                                                 ................................................................

SIGNED by
for and on behalf of
AMARIN INVESTMENT HOLDING, LTD                                                                 ................................................................

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